Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com

CAPITALSOURCE REPORTS FIRST QUARTER 2005
OPERATING RESULTS

•	Earned net income of $39.2 million

•	Earned diluted net income per share of $0.33

•	Grew funded loan portfolio to $4.7 billion, an increase of $443 million from December 31, 2004

•	In April 2005, completed a $1.25 billion term debt securitization

•	In April 2005, received a senior unsecured rating of ‘BBB-’ from Fitch Ratings

Chevy Chase, MD, April 28, 2005 – CapitalSource Inc. (NYSE: CSE) today reported net income of $39.2 million, or $0.33 per diluted share, for the quarter ended March 31, 2005.

Our first quarter 2005 earnings represented an increase of $0.4 million over fourth quarter 2004 earnings of $38.8 million. First quarter 2005 returns on average assets and average equity were 3.30% and 16.59%, respectively, compared to fourth quarter 2004 returns on average assets and average equity of 3.70% and 16.63%, respectively.

Loan Portfolio

•	Gross loans outstanding increased to $4.7 billion as of March 31, 2005, an increase of $443 million from $4.3 billion as of December 31, 2004.

•	As of March 31, 2005, 38% of our loan portfolio had been originated by our Corporate Finance Business, 34% by our Healthcare and Specialty Finance Business and 28% by our Structured Finance Business. These percentages compare to 40% originated by our Corporate Finance Business, 29% by our Healthcare and Specialty Finance Business and 31% by our Structured Finance Business as of December 31, 2004. Our security alarm industry loans were included in our Healthcare and Specialty Finance Business as of March 31, 2005 and in our Structured Finance Business as of December 31, 2004.

•	Net interest and fee income was $100.5 million for the first quarter 2005, an increase of $8.3 million, or 9%, from $92.2 million for the fourth quarter 2004.

Yield / Cost of Funds / Leverage / Net Interest Margin

•	Yield on average interest earning assets was 11.46% for the first quarter 2005, a decrease of 8 basis points from 11.54% for the fourth quarter 2004. This decrease was the result of a 10 basis point decrease in yield from fee income, offset partially by a 2 basis point increase in yield from interest income. The decrease in yield from fee income was primarily the result of a decrease in prepayment-related fee income which contributed 41 basis points to yield in the first quarter 2005 compared to 62 basis points in the fourth quarter 2004. The increase in yield from interest income was due to higher short-term interest rates during the quarter, partially offset by the deferral of income from certain residential mezzanine arrangements which are accounted for as joint ventures.

•	Cost of funds was 3.71% for the first quarter 2005 compared to 3.46% for the fourth quarter 2004. This increase was primarily the result of rising short-term interest rates during the quarter, partially offset by a decrease in amortization of deferred financing fees due to lower loan prepayments in our term debt securitizations.

•	Leverage, as measured by the ratio of total debt to equity, increased to 3.95x as of March 31, 2005 from 3.92x as of December 31, 2004.

•	Net interest margin was 8.52% for the first quarter 2005, a 35 basis point decrease from 8.87% for the fourth quarter 2004. Net interest margin decreased due to a higher cost of funds, lower yield and slightly higher leverage.

Credit Quality

•	The provision for loan losses was $9.9 million for the first quarter 2005, an increase of $4.4 million from $5.5 million for the fourth quarter 2004. Of this amount, $8.7 million was for specific reserves compared to $2.4 million in specific reserves for the fourth quarter 2004. The provision for general reserves in the first quarter of 2005 was $1.2 million.

•	During the first quarter 2005, we recorded de minimis charge offs compared with a charge off of $2.9 million, or 0.29% of average loans during the quarter (annualized), recorded during the fourth quarter 2004.

•	Allowance for loan losses was $45.1 million as of March 31, 2005, a $9.9 million increase from $35.2 million as of December 31, 2004. Allowance for loan losses as a percentage of gross loans was 0.96% as of March 31, 2005, an increase of 14 basis points from 0.82% as of December 31, 2004. General reserves as a percentage of gross loans were 0.67% as of March 31, 2005, compared to 0.70% as of December 31, 2004. General reserves as a percentage of the portfolio decreased from last quarter due to the composition of the portfolio changing to a greater percentage of asset-based loans and first mortgage loans (for which types of loans lower reserves are provided). Specific reserves as a percentage of gross loans were 0.29% as of March 31, 2005, compared to 0.12% as of December 31, 2004.

Operating Expenses

•	Total operating expenses were $30.6 million for the first quarter 2005, an increase of $1.2 million from $29.4 million for the fourth quarter 2004. The increase was primarily the result of the compensation costs related to the addition of 28 employees during the quarter, the issuance of restricted stock under our equity incentive plan and an increase in professional fees, partially offset by a decrease in incentive compensation.

•	Operating expenses as a percentage of average total assets were 2.58% for the first quarter 2005, a decrease of 23 basis points from 2.81% for the fourth quarter 2004.

Other Income

•	Other income was $4.3 million for the first quarter 2005, a decrease of $2.2 million from $6.5 million for the fourth quarter 2004. This decrease was primarily due to a decrease in fees arising from our HUD mortgage origination services and a decrease in third-party servicing fees.

Income Taxes

•	Our effective tax rate was 39.0% for the first quarter 2005, compared to 39.2% for the fourth quarter 2004.

Subsequent Events

•	In April 2005, we completed a term debt transaction through the sale of floating-rate asset-backed notes which are backed by a $1.25 billion diversified pool of commercial loans we originated. The offered notes totaled $1.14 billion, or 91.35% of the collateral pool. We used the proceeds of the offering to repay borrowings under our credit facilities.

•	In April 2005, Fitch Ratings rated our senior unsecured debt ‘BBB–’ with a ratings outlook of Stable. This rating covers our $555.0 million of convertible debt securities.

Conference Call and Webcast

We will host a conference call on Thursday, April 28, 2005 at 5:30 p.m. ET to discuss our first quarter results. If you wish to participate, please call (800) 299-6183 from the United States or (617) 801-9713 from outside the United States with pass code 14605616. Please call approximately ten minutes in advance. The call will also be audio webcast on the Investor Relations page of the CapitalSource website, www.capitalsource.com.

A telephonic replay will be available from approximately 7:30 p.m. ET April 28, 2005 through May 5, 2005. Please call (888) 286-8010 from the United States or (617) 801-6888 from outside the United States with pass code: 85159408. An audio replay will also be available on the Investor Relations page of the CapitalSource website.

About CapitalSource

CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare and Specialty Finance, and Structured Finance. By offering a broad array of financial products, we had outstanding more than $7.1 billion in loan commitments as of March 31, 2005. Headquartered in Chevy Chase, MD, we have a national network of offices in cities including Atlanta, Boston, Buffalo, Chicago, Dallas, Los Angeles, Nashville, New York, Philadelphia, San Francisco and St. Louis. As of March 31, 2005, we had 426 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 15, 2005. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2005	2004
	($ in thousands)
Assets
Cash and cash equivalents	$87,750	$206,077
Restricted cash	169,655	237,176
Loans:
Loans	4,717,308	4,274,525
Less deferred loan fees and discounts	(107,288)	(98,936)
Less allowance for loan losses	(45,105)	(35,208)

Loans, net	4,564,915	4,140,381
Investments	49,832	44,044
Deferred financing fees, net	37,402	41,546
Other assets	51,746	67,605

Total assets	$4,961,300	$4,736,829

Liabilities and shareholders’ equity
Liabilities:
Credit facilities	$1,516,345	$964,843
Term debt	1,830,999	2,186,311
Convertible debt	555,000	555,000
Accounts payable and other liabilities	69,929	84,284

Total liabilities	3,972,273	3,790,438
Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 120,846,988 and 119,227,495 shares issued; 119,546,988 and 117,927,495 shares outstanding, respectively)	1,196	1,179
Additional paid-in capital	799,455	761,579
Retained earnings	272,231	233,033
Deferred compensation	(53,318)	(19,162)
Accumulated other comprehensive loss, net	(611)	(312)
Treasury stock, at cost	(29,926)	(29,926)

Total shareholders’ equity	989,027	946,391

Total liabilities and shareholders’ equity	$4,961,300	$4,736,829

CapitalSource Inc.
Consolidated Statements of Income
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004
Net interest and fee income:
Interest	$108,574	$95,502	$60,263
Fee income	26,483	24,476	20,576

Total interest and fee income	135,057	119,978	80,839
Interest expense	34,586	27,757	13,099

Net interest and fee income	100,471	92,221	67,740
Provision for loan losses	9,902	5,472	7,263

Net interest and fee income after provision for loan losses	90,569	86,749	60,477
Operating expenses:
Compensation and benefits	21,366	20,831	14,872
Other administrative expenses	9,254	8,613	7,409

Total operating expenses	30,620	29,444	22,281
Other income (expense):
Diligence deposits forfeited	1,148	642	1,111
Gain (loss) on investments, net	2,128	2,826	(254)
Gain (loss) on derivatives	73	(26)	(515)
Other income	961	3,043	9

Total other income	4,310	6,485	351

Net income before income taxes	64,259	63,790	38,547
Income taxes	25,061	25,006	14,648

Net income	$39,198	$38,784	$23,899

Net income per share:
Basic	$0.34	$0.33	$0.20
Diluted	$0.33	$0.33	$0.20
Average shares outstanding:
Basic	116,398,277	116,257,281	116,781,169
Diluted	117,472,106	117,554,347	118,731,114

CapitalSource Inc.
Pro Forma Financial Information
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,	Year Ended December 31,
	2005	2004	2004	2004	2003
Net income before income taxes	$64,259	$63,790	$38,547	$205,421	$132,480
Income taxes	25,061	25,006	14,648	80,570	24,712
Pro forma income taxes (a)	—	—	—	—	25,630

Pro forma net income	$39,198	$38,784	$23,899	$124,851	$82,138

Pro forma net income per share (a):
Basic	$0.34	$0.33	$0.20	$1.07	$0.78
Diluted	$0.33	$0.33	$0.20	$1.06	$0.77
Average shares outstanding:
Basic	116,398,277	116,257,281	116,781,169	116,217,650	105,281,806
Diluted	117,472,106	117,554,347	118,731,114	117,600,676	107,170,585
Pro forma return on average assets (a)	3.30%	3.70%	3.60%	3.59%	4.34%
Pro forma return on average equity (a)	16.59%	16.63%	11.06%	14.17%	12.37%

(a)	Adjusted to reflect results from our reorganization as a “C” corporation. As a limited liability company prior to the August 6, 2003 reorganization, all income taxes were paid by the members. As a “C” corporation, CapitalSource Inc. is responsible for the payment of all federal and state corporate income taxes. In 2003, the unaudited pro forma net income, pro forma basic net income per share, and pro forma diluted net income per share includes pro forma income taxes with a combined federal and state effective tax rate of 38%.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended
March 31,	December 31,	March 31,	Year Ended December 31,
2005	2004	2004	2004	2003
Performance ratios:
Net interest margin	8.52%	8.87%	10.21%	9.30%	9.81%
Operating expenses as a percentage of average total assets	2.58%	2.81%	3.36%	3.09%	3.58%
Efficiency ratio (operating expenses / net interest and fee income and other income)	29.2%	29.8%	32.7%	31.8%	32.0%
Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	1.12%	0.76%	0.00%	0.76%	0.18%
Loans on non-accrual status as a percentage of loans (as of period end)	1.49%	0.53%	0.37%	0.53%	0.36%
Net charge offs as a percentage of average loans (annualized)	0.00%	0.29%	0.36%	0.26%	0.00%
Allowance for loan losses as a percentage of loans (as of period end)	0.96%	0.82%	0.84%	0.82%	0.75%
Total debt to equity (as of period end)	3.95	x	3.92	x	2.39	x	3.92	x	1.92	x
Equity to total assets (as of period end)	19.9%	20.0%	29.1%	20.0%	33.8%
Average balances ($ in thousands):
Average loans	$4,527,941	$3,890,583	2,526,958	$3,287,734	$1,760,638
Average assets	4,820,240	4,170,047	2,666,735	3,481,787	1,893,489
Average interest earning assets	4,780,423	4,135,321	2,668,429	3,453,888	1,893,342
Average borrowings	3,784,303	3,192,971	1,776,490	2,567,077	1,204,252
Average equity	958,019	927,808	868,914	880,884	676,891

The composition of our loan portfolio by lending business and by loan type as of March 31, 2005 and December 31, 2004 was as follows:

	March 31, 2005		December 31, 2004
	($ in thousands)
Composition of portfolio by lending business:
Corporate Finance	$1,765,746	38%	$1,709,180	40%
Healthcare and Specialty Finance	1,620,201	34	1,229,804	29
Structured Finance	1,331,361	28	1,335,541	31

Total	$4,717,308	100%	$4,274,525	100%

Composition of portfolio by loan type:
Senior secured cash flow loans	$1,590,710	34%	$1,583,411	37%
Senior secured asset-based loans	1,557,038	33	1,327,556	31
First mortgage loans	1,299,970	27	1,120,204	26
Mezzanine loans	269,590	6	243,354	6

Total	$4,717,308	100%	$4,274,525	100%